                                                                     Exhibit 2.1


                     AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              INFOSPACE.COM, INC.,
                       LIVEWIRE ACQUISITION CORPORATION,
                              ECOMLIVE.COM, INC.,
                                      AND
                THE PRINCIPAL STOCKHOLDER OF ECOMLIVE.COM, INC.

                               November 19, 1999

                               TABLE OF CONTENTS

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1.    Certain Definitions..................................................................................     2

2.    The Merger...........................................................................................     6
      2.1  Merger; Effective Time..........................................................................     6
      2.2  Closing.........................................................................................     6
      2.3  Effect of the Merger............................................................................     6

3.    Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates;
      Additional Payments..................................................................................     6
      3.1  Exchange of Stock; Rights to Additional Payments................................................     6
      3.2  Company Options.................................................................................     7
      3.3  Conversion of Sub Common Stock..................................................................     7
      3.4  Adjustments to Parent Common Stock..............................................................     8
      3.5  Fractional Shares...............................................................................     8
      3.6  Exchange of Certificates........................................................................     8
      3.7  Taking of Necessary Action; Further Action......................................................    10
      3.8  Escrow Account..................................................................................    10
      3.9  Dissenters' Rights..............................................................................    10
      3.10 Dissenting Shares After Payment of Fair Value...................................................    11
      3.11 Tax and Accounting Consequences.................................................................    11

4.    Securities Act Compliance............................................................................    11

5.    Representations and Warranties of the Company and Principal Stockholder..............................    12
      5.1  Organization, Qualification, and Corporate Power................................................    12
      5.2  Authorization...................................................................................    12
      5.3  Capitalization..................................................................................    12
      5.4  Noncontravention................................................................................    13
      5.5  Fees............................................................................................    14
      5.6  Financial Statements............................................................................    14
      5.7  Subsidiaries....................................................................................    14
      5.8  Title to Assets.................................................................................    14
      5.9  Events Subsequent to Most Recent Fiscal Period End..............................................    15
      5.10 Undisclosed Liabilities.........................................................................    17
      5.11 Legal Compliance................................................................................    17
      5.12 Tax Matters.....................................................................................    17
      5.13 Properties......................................................................................    19
      5.14 Intellectual Property...........................................................................    20
      5.15 Tangible Assets.................................................................................    24
      5.16 Contracts.......................................................................................    24
      5.17 Notes and Accounts Receivable...................................................................    27
      5.18 Power of Attorney...............................................................................    27


                               TABLE OF CONTENTS
                                  (continued)

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      5.19 Insurance......................................................................................     27
      5.20 Litigation.....................................................................................     27
      5.21 Restrictions on Business Activities............................................................     28
      5.22 Product Warranty...............................................................................     28
      5.23 Employees......................................................................................     28
      5.24 Employee Matters and Benefits..................................................................     28
      5.25 Guaranties.....................................................................................     33
      5.26 Environment, Health, and Safety................................................................     33
      5.27 Certain Business Relationships With the Company................................................     34
      5.28 No Adverse Developments........................................................................     34
      5.29 Full Disclosure................................................................................     35
      5.30 HSR............................................................................................     35

6.    Representations and Warranties of Parent and Sub....................................................     35
      6.1  Organization, Qualification, and Corporate Power...............................................     35
      6.2  Authorization..................................................................................     35
      6.3  Capitalization.................................................................................     36
      6.4  Noncontravention...............................................................................     36
      6.5  Certain Proceedings............................................................................     37
      6.6  SEC Filings....................................................................................     37
      6.7  Suspension and Trading.........................................................................     37
      6.8  No Material Adverse Change.....................................................................     37
      6.9  Brokers' Fees..................................................................................     37

7.   Pre-Closing Covenants................................................................................     37
     7.1   General........................................................................................     37
     7.2   Notices and Consents...........................................................................     38
     7.3   Operation of Business..........................................................................     38
     7.4   Access to Information..........................................................................     38
     7.5   Notice of Developments.........................................................................     38
     7.6   Stockholder Approval...........................................................................     38
     7.7   No Solicitation................................................................................     39
     7.8   Financial Schedules............................................................................     40
     7.9   Restated Financial Statements..................................................................     40


8.   Post-Closing Covenants...............................................................................     40
     8.1   General........................................................................................     40
     8.2   Litigation Support.............................................................................     40
     8.3   Confidentiality................................................................................     40
     8.4   FIRPTA Compliance..............................................................................     41


                               TABLE OF CONTENTS
                                  (continued)

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          8.5    Form S-8.............................................................................  41
          8.6    Registration Statement...............................................................  41
          8.7    Additional Documents and Further Assurances..........................................  41
          8.8    Tax Free Reorganization..............................................................  41

9.        Conditions to Obligations to Close..........................................................  42
          9.1    Conditions to Parent's and Sub's Obligation to Close.................................  42
          9.2    Conditions to the Company's Obligations..............................................  45

10.       Survival of Representations, Warranties and Covenants; Stockholder Agent; Indemnity.........  46
          10.1   Survival of Representations and Warranties...........................................  46
          10.2   Stockholder Agent....................................................................  46
          10.3   Third-Party Claims...................................................................  47
          10.4   Exclusive Remedy.....................................................................  47

11.       Termination.................................................................................  48
          11.1   Termination of the Agreement.........................................................  48
          11.2   Effect of Termination................................................................  49
          11.3   Termination Fees and other Events....................................................  49

12.       Miscellaneous...............................................................................  51
          12.1   Press Releases and Public Announcements..............................................  51
          12.2   No Third-Party Beneficiaries.........................................................  51
          12.3   Entire Agreement and Modification....................................................  51
          12.4   Succession and Assignment............................................................  51
          12.5   Counterparts.........................................................................  51
          12.6   Headings.............................................................................  51
          12.7   Notices..............................................................................  51
          12.8   Governing Law........................................................................  53
          12.9   Forum Selection; Consent to Jurisdiction.............................................  53
          12.10  Waivers..............................................................................  53
          12.11  Severability.........................................................................  53
          12.12  Expenses.............................................................................  53
          12.13  Construction.........................................................................  54
          12.14  Company Disclosure Letter............................................................  54
          12.15  Attorneys' Fees......................................................................  54
          12.16  Further Assurances...................................................................  54
          12.17  Time of Essence......................................................................  54

                                   EXHIBITS

Exhibit A      Certificate of Merger
Exhibit B      Form of Voting Agreement
Exhibit C-1    List of Persons signing Non-competition Agreements
Exhibit C-2    Form of Non-competition Agreement
Exhibit D-1    List of Persons signing Employment Agreements
Exhibit D-2    Form of Employment Agreement
Exhibit D-3    List of Persons signing Offer Letters
Exhibit D-4    Form of Offer Letters
Exhibit E      Stockholder Certificate
Exhibit F      Registration Rights Agreement
Exhibit G-1    List of Persons signing Non-Disclosure, Invention Release and
               Non-Competition Agreements
Exhibit G-2    Form of Non-Disclosure, Invention Release and Non-Competition
               Agreement
Exhibit H      Opinion of Company Counsel
Exhibit I      Form of Restricted Stock Agreement
Exhibit J      Form of Release
Exhibit K      Opinion of Parent Counsel
Exhibit L-1    Escrow and Indemnification Agreement
Exhibit L-2    Special Purpose Escrow Agreement
Exhibit M      Form of Statement of Waiver
Exhibit N      Form of Confidential Information and Invention Assignment
               Agreement

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") is entered into as of November 19, 1999, by and among InfoSpace.com, Inc., a Delaware corporation ("Parent"), LiveWire Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), eComLive.com, Inc., a Delaware corporation (the "Company") and Prashant Parekh, an individual (the "Principal Stockholder"). Parent, the Company, Sub and the Principal Stockholder are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                   RECITALS

     A. Pursuant to the Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") providing for the merger of Sub with and into the Company (the "Merger") pursuant to the Delaware General Corporation Law, the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time will be converted into shares of Common Stock of Parent and all options to acquire capital stock of the Company will be converted into rights to acquire Common Stock of Parent.

     B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the Merger.

     C. The respective Boards of Directors of Parent, Sub and the Company have approved and adopted this Agreement, and (i) the Agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the Merger is intended to be accounted for as a purchase.

     D. Concurrent with the execution of this Agreement, as a material inducement to Parent and Sub, certain stockholders of the Company are entering into voting agreements in the form of Exhibit B hereto (the "Voting Agreements") non-competition agreements in the form of Exhibit C-2 hereto (the "Non-Competition Agreements") and employment agreements in the form of Exhibit D-2 hereto (the "Employment Agreements").

     E. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

                                   AGREEMENT

     1. Certain Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement.

          "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

          "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

          "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

          "Business Condition" means the current business, financial condition, results of operations and assets of a corporate entity.

          "Company Disclosure Letter" means the Company Disclosure Letter delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement.

          "Company Intellectual Property" means any Technology and Intellectual Property Rights including the Company Registered Intellectual Property Rights (as defined below) that are owned (in whole or in part) by or exclusively licensed to the Company, including but not limited to the Intellectual Property Rights and Technology listed in Section 5.14 of the Company Disclosure Letter.

          "Company Stockholders" shall mean the stockholders of record of the Company immediately prior to the Effective Time (other than the holders of Dissenting Shares, if any).

          "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

          (a) the merger of Sub with the Company, the issuance by Parent of the Parent Common Stock and Parent's acquisition and ownership of the Company and exercise of control over the Company;

          (b) the execution, delivery, and performance of the Employment Agreements, the Voting Agreements and the Non-Competition Agreements;

          (c) the performance by Parent, the Company and Sub of their respective covenants and obligations under this Agreement.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; and (d) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

          "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

          "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Governmental Body" means any:

          (a) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b) federal, provincial, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Gross Negligence" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

          "Intellectual Property Rights" any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures ("Patents"); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefor; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

          "Knowledge" --an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter;
or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

          "Material Adverse Effect" shall mean a material adverse effect on the Business Condition of the corporate entity and its subsidiaries, taken as a whole, other than as a result of (i) general economic or industry conditions, or
(ii) performance by such corporate entity of its obligations under this Agreement.

          "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

          "Ordinary Course of Business" --an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

          "Parent SEC Reports" has the meaning set forth in Section 6.5.

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          "Registered Intellectual Property Rights" all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks;
(iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

          "Representatives" means, with respect to a Person, that Person's officers, directors, employees, accountants, counsel, investment bankers, financial advisors, stockholders and other representatives.

          "Restated Financial Statements" has the meaning set forth in Section 7.9.

          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "SEC" means the United States Securities and Exchange Commission.

          "Stockholder Agent" means Prashant Parekh as agent and attorney-in-fact for each of the Company Stockholders.

          "Technology" shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

     2.   The Merger.

          2.1 Merger; Effective Time. Subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Sub will be merged with and into the Company (the "Merger"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. In accordance with the provisions of this Agreement, the Certificate of Merger shall be filed with the Delaware Secretary of State in accordance with Delaware Law and each issued and outstanding share of capital stock, of the Company ("Company Capital Stock"), shall be converted into shares of Common Stock, $0.0001 par value, of Parent ("Parent Common Stock") in the manner contemplated by Section 3. The Merger shall become effective at the time of the acceptance of the Certificate of Merger by the Delaware Secretary of State (the date of such acceptance being hereinafter referred to as the "Effective Date" and the time of such acceptance being hereinafter referred to as the "Effective Time").

          2.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 9 (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304.

          2.3 Effect of the Merger. At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is eComLive.com, Inc.", (iii) the Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, (iv) the directors of Sub shall be the directors of the Surviving Corporation until their successors shall have been duly elected and qualified, (v) the officers of Sub shall be the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified, (vi) all shares of capital stock of Sub shall be canceled, and (vii) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

     3. Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Additional Payments.

          3.1 Exchange of Stock; Rights to Additional Payments. As of the Effective Time, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares, if any, held by Persons exercising dissenters' rights in accordance with Delaware Law as provided for in Section 3.9 below) shall, by virtue of the Merger and without any action on the part of Company Stockholders, be converted into a number of shares of Parent

Common Stock based upon the Exchange Ratio (as defined below). The "Exchange Ratio" for Parent Common Stock shall equal the quotient obtained by dividing the Merger Consideration by the sum of (A) the total number of shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time, (B) the total number of shares of Company Capital Stock issuable upon conversion or exercise in full of all convertible securities or options (vested and unvested), warrants or other rights to acquire Company Capital Stock that are outstanding immediately prior to the Effective Time and (C) the total number of shares reserved for future grant under the Company's 1999 Stock Plan. The "Merger Consideration" shall equal the number of shares obtained by dividing $25,000,000 by the average closing price of Parent Common Stock for the ten (10) consecutive trading days prior to the date of this Agreement. The terms of the rights of repurchase applicable to the outstanding shares of Company Capital Stock under the Company's existing repurchase agreements will remain effective with respect to such shares so that as a result of the Merger, these stockholders will receive shares of Parent Common Stock subject to identical rights of repurchase, except that the terms of such repurchase rights regarding acceleration of vesting will not apply with respect to the Merger, other that with respect to the shares held by ConsulTeam Corp.

          3.2 Company Options. Prior to the Effective Time, the Company shall issue options to purchase shares of the Company's Common Stock to the following employees and in the following amounts: 50,000 shares of Common Stock to each of Andiry Mischenko, Oleg Akhmetov, Andrey Sementsov, Dmitro Rud and Sujanitha Lakshminarayana (the "Company Options"). The Company Options will be granted pursuant to a stock option agreement in the form attached to the Company Disclosure Letter. There are no other outstanding options or warrants to purchase Company Capital Stock. At the Effective Time, each of the Company Options will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option to purchase that whole number of shares of Parent Common Stock determined by multiplying the number of shares of Company Capital Stock subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest cent. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option will be rounded down to the nearest whole number of shares. The term, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options will otherwise be unchanged. Continuous employment with the Company will be credited to an optionee of the Company for purposes of determining the number of shares of Parent Common Stock subject to exercise under an assumed Company Option after the Effective Time.

          3.3 Conversion of Sub Common Stock. Each share of common stock, $0.0001 par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          3.4 Adjustments to Parent Common Stock. The number of shares of Parent Common Stock issuable hereunder shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof.

          3.5 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, any fractional share shall be rounded up to the nearest whole share of Parent Common Stock.

          3.6  Exchange of Certificates.

               (a) Exchange Agent. Prior to the Closing Date, Parent shall appoint itself or ChaseMellon Shareholder Services, L.L.C., to act as the exchange agent (the "Exchange Agent") in the Merger.

               (b) Parent to Provide Parent Common Stock. Promptly after the Effective Date, Parent shall make available for exchange in accordance with this
Section 3, through such reasonable procedures as Parent may adopt, the shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Capital Stock, other than the shares to be held in escrow pursuant to Section 3.8 hereof.

               (c) Exchange Procedures. Within ten (10) days after the Effective Date, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the "Certificates") whose shares are being converted into the Merger Consideration pursuant to Section 3.1 hereof (less any shares held in escrow pursuant to Section 3.8 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify, including appropriate investment representations)(the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (less any shares held in escrow pursuant to Section 3.8 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and a Stockholder Certificate in the form of Exhibit E, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Parent Common Stock (less any shares held in escrow pursuant to Section 3.8 hereof) to which the holder of Company Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Common Stock. From and after the Effective Date, until surrendered as contemplated by this Section 3.6, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted.

               (d) No Further Ownership Rights in Capital Stock of the Company. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.6, provided that the presenting holder is listed on the Company's stockholder list as a holder of Company Capital Stock, except as otherwise provided in Section 3.6(f).

               (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

               (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (g) Lost, Stolen or Destroyed Certificates. In the event that any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

               (h) No Liability. Notwithstanding anything to the contrary in this Section 3.6, none of the Exchange Agent, the Surviving Corporation or any Party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          3.7 Taking of Necessary Action; Further Action. Parent, Sub and the Company shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

          3.8 Escrow Account. The Parties agree that (i) ten percent (10%) of the shares of Parent Common Stock to be issued to the Company Stockholders (the "Escrow Amount") will, without any act of any stockholder of the Company, be deposited with U.S. Bank Trust National Association (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") Pursuant to the Escrow and Indemnification Agreement among Parent, Sub, the Company, Prashant Parekh and the Escrow Agent attached hereto as Exhibit L-1 (the "Escrow and Indemnification Agreement") and (ii) twenty-five percent (25%) of the shares of Parent Common Stock to be issued to the Company Stockholders ("Employee Escrow Amount") will, without any act of any stockholder of the Company, be deposited with the Escrow Agent, such deposit to constitute an escrow fund (the "Employee Escrow Fund") pursuant to the Special Purpose Escrow Agreement among Parent, Sub, the Company, Prashant Parekh and the Escrow Agent attached hereto as Exhibit L-2 (the "Special Purpose Escrow Agreement"). The portion of the Escrow Amount and the Employee Escrow Amount contributed on behalf of each such Company Stockholder shall be in proportion to the aggregate Merger Consideration which such Company Stockholder would otherwise be entitled to receive. No shares of Parent Common Stock shall be deposited in the escrow funds with respect to the Company Options.

          3.9  Dissenters' Rights.

               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

               (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate representing such shares.

               (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of the Escrow and Indemnification Agreement (by surrender of shares of Parent Common Stock) (i) the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses (including reasonable attorneys' fees and expenses) incurred by Parent or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment.

          3.10 Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting stockholders of the Company pursuant to Delaware Law, shall be canceled.

          3.11 Tax and Accounting Consequences. It is intended by the Parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and
(ii) qualify for accounting treatment as a purchase. Each Party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

     4. Securities Act Compliance. The shares of Parent Common Stock issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Rule 506 of Regulation D thereof and, as such, will constitute "restricted securities" within the meaning of Rule 144 promulgated thereunder. The certificates for the shares of Parent Common Stock to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares. It is acknowledged and understood that Parent is relying upon certain written representations made by the Company Stockholders in the Stockholder Certificates in substantially the form attached hereto as Exhibit E.

     5. Representations and Warranties of the Company and Principal Stockholder. Each of the Company and the Principal Stockholder, jointly and severally, hereby represents and warrants to Parent that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

          5.1 Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required. There is no state other than California in which the Company owns any property or in which it has any employees, offices or operations. The Company has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5.1 of the Company Disclosure Letter lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name since its inception. The copies of the Company's Certificate of Incorporation, Bylaws, minute books, stock transfer ledger and stock option ledger which have been delivered to Parent are accurate, correct and complete as of the date hereof and shall be as of the Effective Time.

          5.2 Authorization. The Company has full power and authority to execute and deliver this Agreement and all agreements and instruments delivered pursuant hereto (the "Ancillary Agreements") to which it is a Party, and, subject to receipt of the requisite approval of its stockholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a Party. This Agreement and the Ancillary Agreements to which the Company is a Party and the Contemplated Transactions have been approved by the unanimous vote of the Company's Board of Directors. This Agreement and the Ancillary Agreements to which the Company is a Party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

          5.3  Capitalization.

               (a) Capital Stock. The entire authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, of which (i) 9,650,000 are issued and outstanding and (ii) 350,000 are reserved for issuance under the 1999 Stock Plan. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, non-assessable and were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights and are held of record by the respective stockholders as set forth in Section 5.3(a) of the Company Disclosure Letter. All of the outstanding shares of capital stock have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

               (b) No Other Rights or Agreements. Section 5.3(b) of the Company Disclosure Letter lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock or other agreements or commitments of any character to which Company is a Party relating to the issued or unissued capital stock or other securities of Company, including, without limitation, any agreement or commitment obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right or convertible or exchangeable security, right of first refusal, right to receive notification of the transactions contemplated hereby or other similar agreement or commitment with respect to Company, or obligating Company to make any payments pursuant to any stock based or stock related plan or award, in each case other than any rights in favor of Parent or Sub (the "Stock Rights"), and the number and class of shares of Company Capital Stock subject to such Stock Rights. Except as set forth in Section 5.3(b) of the Company Disclosure Letter, there are no other outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in Section 5.3(b) of the Company Disclosure Letter, no terms relating to the vesting or exercisability of any Stock Rights or restricted shares of Company Capital Stock will be affected by the execution of the Agreement or the consummation of the transactions contemplated hereby. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As of the Closing Date, there will be (i) no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company and
(ii) no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. As a result of the Merger, Parent will be the sole beneficial owner of all outstanding Company Capital Stock and all rights to acquire or receive any Company Capital Stock, whether or not such Company Capital Stock is outstanding.

          5.4 Noncontravention. Neither the execution and the delivery of this Agreement by the Company nor the consummation of the Contemplated Transactions will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of its Certificate of Incorporation or bylaws, or (B) except as set forth in Schedule 5.4 of the Company Disclosure Letter, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which the Company is a Party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets).

          5.5 Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

          5.6 Financial Statements. Section 5.6 of the Company Disclosure Letter contains the following financial statements (collectively the "Financial Statements"): an unaudited balance sheet and statements of income and cash flows (the "Most Recent Financial Statements") as of and for the period from inception to September 30, 1999 (the "Most Recent Fiscal Period End") for the Company. The Financial Statements, to the Company's Knowledge, (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Financial Statements lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate. The Restated Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Restated Financial Statements will lack footnotes and certain other presentation items and are subject to normal year end adjustments which will not be material individually or in the aggregate. The Restated Financial Statements delivered pursuant to Section 7.9 will not differ materially from the Financial Statements. The books of account of the Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Company required to be reflected therein.

          5.7 Subsidiaries. The Company does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

          5.8 Title to Assets. Except as set forth in Section 5.8 of the Company Disclosure Letter, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Company Intellectual Property) used by it, located on its premises, or shown on the balance sheet contained within the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests whether absolute, contingent or otherwise, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No Person other than the Company will own at the time of the Closing any assets or properties currently utilized in or necessary to the operations or business of the Company or situated on any of the premises of the

Company. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of the Company (or any interest therein) except for this Agreement.

          5.9 Events Subsequent to Most Recent Fiscal Period End. Since the Most Recent Fiscal Period End, there has not been any material adverse change in the Business Condition of the Company. Without limiting the generality of the foregoing and except as set forth in Section 5.9 of the Company Disclosure Letter, since that date:

               (a) the Company has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

               (b) the Company has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "Company Agreement") or extended or modified the terms of any Company Agreement which (i) involves the payment of greater than $10,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of the Company other than in the Ordinary Course of Business, (iii) involves the sale of any material assets, or (iv) involves any license of any Company Intellectual Property;

               (c) no Party (including the Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which the Company is a Party or by which it is bound and the Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

               (d) none of the assets of the Company, tangible or intangible, has become subject to any Security Interest;

               (e) the Company has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $10,000 in the aggregate of all such capital expenditures;

               (f) the Company has not made any capital investment in, or any loan to, any other Person;

               (g) the Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

               (h) the Company has not granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

               (i) there has been no change made or authorized in the Certificate of Incorporation or bylaws of the Company;

               (j) there has not been (i) any change in the Company's authorized or issued capital stock, (ii) any grant of any stock option or right to purchase shares of capital stock of the Company, (iii) the issuance of any security convertible into such capital stock, (iv) the grant of any registration rights,
(v) any purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or (vi) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

               (k) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $10,000 in the aggregate of all such damage, destruction and losses;

               (l) the Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services;

               (m) the Company has not made any loan to, or entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees or their Affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to the Company than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or Affiliate thereof;

               (n) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (o) the Company has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

               (p) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

               (q) the Company has not made any other change in employment terms for any of its directors or officers, and the Company has not made any other change in employment terms for any other employees outside the Ordinary Course of Business;

               (r) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or partners;

                (s) the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

                (t) the Company has not received notice and does not have Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                (u) the Company has not changed any of the accounting principles followed by it or the method of applying such principles;

                (v) the Company has not made a change in any of its banking or safe deposit arrangements;

                (w) the Company has not entered into any transaction other than in the Ordinary Course of Business; and

                (x) the Company has not become obligated to do any of the foregoing.

          5.10 Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for that which individually or in the aggregate (i) is reflected on the Most Recent Balance Sheet or (ii) has arisen after the Most Recent Fiscal Period End in the Ordinary Course of Business.

          5.11 Legal Compliance. To the Company's Knowledge, the Company has complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against the Company by any governmental body alleging any failure to so comply. The Company has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are necessary for the operations of the Company as they are presently conducted.

          5.12  Tax Matters.

                (a) For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Except as set forth in Section 5.12(b) of the Company Disclosure Letter, the Company has filed all reports and returns with respect to any Taxes ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all respects and have been completed in accordance with applicable law and were prepared in accordance with the applicable statutes, rules and regulations. No such Tax Returns are currently the subject of audit or examination nor has the Company been notified of any request for an audit or examination. All Taxes owed by the Company (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. The Company has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

               (c) There is no dispute, claim or proposed adjustment concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. The Company is not a Party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does the Company have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any federal income tax return of the Company. The Company has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by the Company or any of its Affiliates with respect to any matter relating to Taxes of the Company. There are no tax liens of any kind upon any property or assets of the Company, except for inchoate liens for taxes not yet due and payable.

               (d) The Company has not filed a consent under Sec. 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a Party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not a Party to any tax allocation or sharing agreement. The

Company (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability for the taxes of any Person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not requested or received a ruling from any taxing authority or signed a closing agreement with any taxing authority. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax returns that the Company is or may be subject to taxation by such jurisdiction.

                (e) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

          5.13  Properties.

                (a) The Company does not currently own and has never previously owned any real property.

                (b) Section 5.13 of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company. The Company has delivered to Parent correct and complete copies of the leases and subleases (as amended to date) listed in Section 5.13 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 5.13 of the Company Disclosure Letter:

                      (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all respects against the Company and, to the Company's Knowledge, the other Parties thereto;

                      (ii) neither the Company nor, to the Company's Knowledge, any other Party thereto is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (iii) neither the Company nor, to the Company's Knowledge, any other Party thereto has repudiated any provision thereof;

                      (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease: and

                (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

          5.14  Intellectual Property

                (a) Section 5.14 (a) of the Company Disclosure Letter lists all rights to Company Intellectual Property, including but not limited to, Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the "Company Registered Intellectual Property Rights") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.

                (b) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired any Technology or Intellectual Property Right from any person, the Company or such Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of a Registered Intellectual Property Right assigned to the Company with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Company has not claimed a particular status, including "Small Business Status," in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

                (c) The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

               (d) Each item of Company Intellectual Property is free and clear of any Security Interests except for non-exclusive licenses granted to end-user customers in the Ordinary Course of Business. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property. Without limiting the foregoing: (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by the Company; (ii) the Company owns exclusively, and has good title to, all Copyrighted Works that are products of the Company or which the Company otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or services of the Company, such Patents constitute Company Intellectual Property.

               (e) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

               (f) To the extent that any Company Technology has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property Rights in such Technology by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (g) With exception of "shrink-wrap" or similar widely-available commercial end-user licenses, all Technology used in or necessary to the conduct of Company's business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

               (h) All employees and consultants of the Company and VisualTek Solutions, Inc. ("VisualTek") listed on Section 5.14(h) of the Company Disclosure Letter will have entered into a valid and binding written agreement with VisualTek before the Closing Date, sufficient to vest title in VisualTek of all Technology, including all accompanying Intellectual Property Rights, created by such employee or consultant in the scope of his or her services or employment for the Company and VisualTek.

               (i) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form attached hereto as Section 5.14(i) of the Company Disclosure Letter, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

               (j) No person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

               (k) The Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other person.

               (l) Other than inbound "shrink-wrap" and similar publicly available commercial binary code end-user licenses and outbound "shrink-wrap" licenses in the form set forth on Section 5.14(l) of the Company Disclosure Letter, the contracts, licenses and agreements listed in Section 5.14(l) of the Company Disclosure Letter lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of nor has the Company failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company's knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

               (m) There are no material contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

               (n) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

               (o) The operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not and will not and will not when conducted by Parent and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

               (p) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property Right.

               (q) No Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

               (r) No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

               (s) The Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including products, technology or services currently under development).

               (t) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) either Parent's or the Surviving Corporation's granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, either of them, (ii) either the Parent's or the Surviving Corporation's being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent's or the

Surviving Corporation's being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Surviving Corporation, respectively, prior to the Closing.

                (u) There are no royalties, fees, honoraria or other payments payable by the Company to any person or entity by reason of the ownership, development, use, license, sale or disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the Ordinary Course of Business.

                (v) To the Company's Knowledge, all of the Company's products (including products currently under development): (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"); and (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. To the Company's Knowledge, all of the Company's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

          5.15 Tangible Assets. To the Company's Knowledge, the buildings, equipment, and other tangible assets that the Company owns and leases have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

          5.16 Contracts. Section 5.16 of the Company Disclosure Letter lists the following written or oral contracts, agreements, commitments and other arrangements to which the Company is a Party or by which the Company or any of its assets is bound, and lists or describes all contracts, agreements, commitments, and arrangements relating to the conduct of the business of the Company to which VisualTek is a party and the Company is not:

                (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person that involves aggregate annual payments of more than $10,000;

                (b) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

               (c) any agreement (or group of related agreements) for the purchase or sale of commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $10,000;

               (d) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $10,000;

               (e)  any agreement concerning a partnership or joint venture;

               (f) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $10,000 or under which a Security Interest has been imposed on any of the Company's assets, tangible or intangible;

               (g) any agreement to which the Company is a party and which contains covenants of the Company not to compete or engage in any line of business, in any geographic area or with any person or covenants of any other person not to compete with the Company or engage in any line of business of the Company;

               (h) any agreement with any Company Stockholder or any of such stockholder's Affiliates (other than the Company) or with any Affiliate of the Company;

               (i) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

               (j)  any collective bargaining agreement;

               (k) any agreement for the employment (other than employment agreements that are terminable at will by the Company without payment of any penalty or severance benefit) of any individual on a full-time, part-time, consulting, or other basis;

               (l) any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

               (m) any advertising services, e-commerce or other agreement involving the promotion of products and services of third parties by the Company;

               (n) any executory agreement pursuant to which the Company is obligated to provide maintenance, support or training for its services or products;

               (o) any revenue or profit participation agreement which involves aggregate annual payments of more than $10,000;

               (p) any license, agreement or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of the Intellectual Property used in the Company's business;

               (q) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, which is not terminable on not more than 30 days notice (without penalty or premium);

               (r) any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $10,000;

               (s) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

               (t) any agreement obligating the Company to deliver maintenance services or future product enhancements or containing a "most favored nation" pricing clause;

               (u) any agreement obligating the Company to provide source code to any third party for any Company Intellectual Property;

               (v) any agreement granting an exclusive license to any Company Intellectual Property or granting any exclusive distribution rights;

               (w) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

               (x) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commissions or fees to employees in the Ordinary Course of Business); and

               (y) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 or which is expected to continue for more than one (1) year from the date hereof.

The Company has delivered to Parent a correct and complete copy of each written agreement (as amended to date) listed in Section 5.16 of the Company Disclosure Letter and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.16 of the

Company Disclosure Letter. With respect to each such agreement: (A) the agreement, with respect to the Company and, to the Company's Knowledge, all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither the Company nor, to the Company's Knowledge, any other Party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no Party has repudiated any provision of the agreement; and (D) the Company does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to the Company. The Company has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of Parties to any such agreement as are required thereunder in connection with the Merger or to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under such agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

          5.17 Notes and Accounts Receivable. All notes and accounts receivable of the Company, all of which are reflected properly on the books and records of the Company, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to the Company's Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company.

          5.18 Power of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

          5.19 Insurance. The Company has delivered to Parent copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a Party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect (and there has been no notice of cancellation or nonrenewal of the policy received);
(B) neither the Company nor any other Party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no Party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. Section 5.19 of the Company Disclosure Letter describes any self-insurance arrangements presently maintained by the Company.

          5.20 Litigation. There is no instance in which the Company (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since its inception a Party, or, to the Knowledge of the Company, is threatened to be made a

Party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of the Company, there are no facts or circumstances which would form the basis of any claim against the Company.

          5.21 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a Party or which is otherwise binding upon the Company which has the effect of prohibiting or restricting any business or any acquisition of property (tangible or intangible) by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology (including any Company Intellectual Property) or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, or in any segment of the market.

          5.22 Product Warranty. To the Company's Knowledge, the technologies or products licensed, sold, leased, and delivered and all services provided by the Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $10,000.

          5.23 Employees. No executive, key employee, or significant group of employees has advised any executive officer of the Company that he, she or they plan to terminate employment with the Company during the next 12 months. The Company is not a Party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute. To the Company's Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

          5.24  Employee Matters and Benefits

 .               (a)  Definitions. With the exception of the definition of
"Affiliate" set forth in Section 5.24(a)(i) below (which definition shall apply only to this Section 5.24), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                     (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                     (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto;

                     (iii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                     (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                     (v)    "DOL" shall mean the Department of Labor;

                     (vi) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

                     (vii) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

                     (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                     (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                     (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                     (xi)   "IRS" shall mean the Internal Revenue Service;

                     (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                     (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                    (xiv) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

               (b) Schedule. Section 5.24(b) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

               (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices; (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) all discrimination tests for each Company Employee Plan for the most recent plan year; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other Party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

               (h) COBRA etc. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Women's Heath and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any similar provisions of state law applicable to its Employees.

               (i)  Effect of Transaction.

               (i) Except as set forth on Section 5.24(i) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

          (j) Employment Matters. The Company: (i) to its Knowledge, is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

          (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a Party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

          5.25 Guaranties. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

          5.26  Environment, Health, and Safety

                (a) For purposes of this Agreement, the following terms have the following meanings:

                "Environmental, Health, and Safety Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms are defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                "Extremely Hazardous Substance" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                "Hazardous Material" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

                (b) To the Company's Knowledge, each of the Company and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

                (c) The Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of the Company and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                (d) To the Company's Knowledge, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates.

                (e) To the Company's Knowledge, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of the Company and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

          5.27 Certain Business Relationships With the Company. To the Company's Knowledge, neither the stockholders of the Company nor any director or officer of the Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a Party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company, or (b) any business (corporate or otherwise) which conducts the same business as that conducted by the Company.

          5.28 No Adverse Developments. There is no development (exclusive of general economic factors affecting business in general or the Internet sector in particular) or, to the Company's Knowledge, threatened development affecting the Company (or affecting customers, suppliers, employees, and other Persons which have relationships with the Company) that (i) is having or is reasonably likely to have a Material Adverse Effect on the Company, or (ii) would prevent

Parent from conducting the business of the Surviving Corporation following the Closing in the manner in which it was conducted by the Company prior to the Closing.

          5.29    Full Disclosure.  No representation or warranty in this
Section 5 or in any document delivered by the Company or its Representatives pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. The Company has delivered to Parent true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Company Disclosure Letter.

          5.30 HSR. The Principal Stockholder represents and warrants that he is the "ultimate parent entity" of the Company as defined in 16 C.F.R. 801.1, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and that he does not, and will not at the time of the closing of the transaction described herein, hold total assets nor have annual income of $10,000,000 or more (aggregating all those held by any entities he controls and aggregating all those held by his spouse and minor children), and therefore, that he is not a $10 million person under the HSR Act. The Principal Stockholder does not control any manufacturing companies.

     6. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company that the statements contained in this
Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 6).

          6.1 Organization, Qualification, and Corporate Power. Parent and Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent and Sub are duly authorized to conduct business and are in good standing under the laws of each other jurisdiction where such qualification is required and in which the failure to so qualify is reasonably likely to have a Material Adverse Effect on Parent. Parent and Sub have full corporate power and authority, and have all necessary licenses and permits, to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

          6.2 Authorization. Parent and Sub have full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are Parties, and to consummate the transactions contemplated hereunder and to perform their obligations hereunder, and no other proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are Parties. This Agreement and the Ancillary Agreements to which they are Parties and the transactions contemplated hereby and thereby have been approved by Parent's Board of Directors. The consummation of the

Contemplated Transactions does not require the approval or consent of the stockholders of Parent. This Agreement and the Ancillary Agreements to which they are Parties constitute the valid and legally binding obligations of Parent and/or Sub, enforceable against Parent and/or Sub in accordance with their respective terms and conditions. Other than (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iv) the filing of the Merger Amendment with the Secretary of State of the State of Delaware, and (iii) any applicable filings required under the HSR Act, neither Parent nor Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          6.3     Capitalization.

                  (a) As of September 30, 1999 the authorized capital stock of Parent consisted of (i) 15,000,000 shares of Preferred Stock, $0.0001 par value, none of which was issued or outstanding, and (ii) 200,000,000 shares of Common Stock, $0.0001 par value, of which 47,557,639 shares were issued and outstanding. As of September 30, 1999, 12,488,144 shares of Parent's Common Stock were issuable upon exercise of outstanding stock options and warrants. All of the outstanding shares of Parent's capital stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of Common Stock issuable upon exercise of outstanding stock options and warrants have been duly authorized and, when issued and sold in the manner referred to in the agreements accompanying such options and warrants, will be validly issued, fully paid and nonassessable. All of the outstanding shares of Parent capital stock have been offered, issued and sold by Parent in compliance with applicable federal and state securities laws. Except as set forth in this Section 6.3 or as described in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent.

                  (b) The shares of Parent Common Stock to be issued pursuant to Section 3.1 of this Agreement are duly authorized and reserved for issuance, and upon issuance thereof in accordance with this Agreement and the Certificate of Merger will be validly issued, fully paid and nonassessable.

          6.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the Contemplated Transactions, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Sub is subject or any provision of their respective charters or bylaws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Sub is a Party or by which either is bound or to which any of their assets is subject which has been filed as an exhibit to the Parent SEC Reports.

          6.5 Certain Proceedings. There is no pending proceeding that has been commenced against Parent that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Parent's Knowledge, no such proceeding has been threatened.

          6.6 SEC Filings. Parent has filed all forms, reports and documents required to be filed with the SEC since December 31, 1998, and has heretofore made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, (iii) the proxy statement relating to Parent's annual meeting of stockholders held on May 24, 1999 and (iv) its Current Reports on Form 8-K dated July 15, 1999, August 16, 1999 and October 14, 1999 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          6.7 Suspension and Trading. No order ceasing or suspending trading securities of Parent is currently outstanding, and no proceedings for this purpose have been instituted or, to Parent's Knowledge, are pending, contemplated or threatened.

          6.8 No Material Adverse Change. Since September 30, 1999, there has not been any material adverse change in the Business Condition of Parent.

          6.9 Brokers' Fees. Parent does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     7. Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement and the Effective Time:

          7.1     General.   Each of the Parties will use their Best Efforts to
take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

          7.2 Notices and Consents. The Company will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that are required in connection with the matters identified in Section
5.4 of the Company Disclosure Letter or otherwise required in connection with the Merger so as to preserve all material rights of or benefits to the Company. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 5.4 of the Company Disclosure Letter or as otherwise required in connection with the Merger.

          7.3 Operation of Business. The Company will (a) conduct its business only in the Ordinary Course of Business, (b) use its Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company, (c) confer with Parent concerning operational matters of a material nature, (d) not hire or engage any new employee or contractor, or enter into any binding commitment to do so, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed and (e) otherwise report periodically to Parent concerning the status of the business, operations, and finances of the Company. In addition, except as otherwise expressly permitted by this Agreement, the Company will not, without the prior consent of Parent, (i) issue any shares or options to purchase shares of the Company Capital Stock or
(ii) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 5.9 is likely to occur.

          7.4 Access to Information. Each of the Company and Parent will permit the other Party and its representatives to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to its business and operations (subject, in the case of Parent, to compliance with applicable securities laws). Neither such access, inspection and furnishing of information to any Party and its representatives, nor any investigation by any Party and its representatives, shall in any way diminish or otherwise affect such Party's right to rely on any representation or warranty made by the other Parties hereunder.

          7.5 Notice of Developments. Each of the Company and Parent will give prompt written notice to the other Party of any material development causing a Breach of any of its own representations and warranties in Section 5 or Section 6 above, as the case may be. No disclosure pursuant to this Section 7.5, however, shall be deemed to amend or supplement the Company Disclosure Letter, or to prevent or cure any misrepresentation, Breach of warranty, or Breach of covenant.

          7.6 Stockholder Approval. As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption as provided by Delaware Law and its

Certificate of Incorporation and Bylaws. The Company shall use its Best Efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company Stockholders shall be subject to review and approval by Parent and include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company regarding the Merger and this Agreement. The Company shall deliver to Parent, concurrently with the execution of this Agreement, executed Voting Agreements from holders with beneficial ownership of (i) a majority of the outstanding shares of Company Preferred Stock and (ii) a majority of the outstanding shares of Company Common Stock.

          7.7     No Solicitation.

                  (a) From and after the date hereof and until the earlier of the Effective Time, the termination of this Agreement and December 31, 1999, the Company shall instruct its Representatives, and each Principal Stockholder agrees, not to, directly or indirectly, solicit, initiate or intentionally encourage (including by way of furnishing non-public information) any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) in respect of the Company or any of its material assets, from any Person, or engage in any discussion or negotiations relating thereto or enter into any agreement with any Person providing for or contemplating any Acquisition Proposal.

                  (b) The Company and the Principal Stockholder shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Party or Parties conducted heretofore by the Company, the Principal Stockholder or its other Representatives with respect to any Acquisition Proposal. The Company shall notify Parent orally and in writing of any Acquisition Proposal and any amendments thereto with respect to the Company or any other transaction, the consummation of which would reasonably be expected to prevent or materially interfere with or materially delay the Merger (including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making it and any subsequent modifications thereto), promptly, but in any event within 24 hours, after receipt by the Company.

                  (c) As used in this Section 7.7, "Acquisition Proposal" shall mean:

                      (i) a bona fide proposal or offer for a merger, consolidation or other business combination involving an acquisition of the Company or any material asset of the Company; or

                      (ii) any proposal to acquire in any manner any of the Company's Capital Stock (other than upon the exercise of options outstanding on the date hereof and listed in Section 5.3(b) of the Company Disclosure Letter).

          7.8 Financial Schedules. The Company shall deliver to Parent a schedule of current accounts payable to VisualTek as of the date of this Agreement (the "Preliminary Accounts Payable") and as of the date of Closing (the "Final Accounts Payable"). Parent shall have the opportunity to reject unreasonable charges reflected in the Preliminary Accounts Payable and any such unreasonable charges shall be deducted from the Final Accounts Payable, subject to the consent of the Company, which consent shall not be unreasonably withheld.

          7.9 Restated Financial Statements. Prior to the Effective Time, the Company shall deliver a restated unaudited balance sheet and statements of income and cash flows as of and for the period from inception to September 30, 1999 (the "Restated Financial Statements"), which Restated Financial Statements shall not be materially different from the Financial Statements.

     8. Post-Closing Covenants. With respect to the period following the Effective Time:

          8.1 General. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under the Escrow and Indemnification Agreement).

          8.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time involving the Company or (B) arising out of Parent's operation of the business of the Surviving Corporation following the Effective Time in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the Escrow and Indemnification Agreement).

          8.3 Confidentiality. Each of the Parties hereto hereby agrees to keep such information or Knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential, except to the extent that such information is or becomes publicly known or available or is independently acquired or developed. In this regard, the Company and its employees and agents acknowledge that Parent's Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and its employees and agents, acknowledge and agree not to engage in any transactions in Parent's Common Stock in violation of applicable insider trading laws.

          8.4 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under U.S. Treasury Regulation Section 1.1445-2(c)(3).

          8.5 Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to the assumed Company Options no later than 21 days after the Closing Date.

          8.6 Registration Statement. Subject to certain limitations set forth in the Registration Rights Agreement attached hereto as Exhibit F, (i) Parent shall, at Parent's own expense, use its Best Efforts to file, on or prior to December 20, 1999, a registration statement on Form S-3 (the "Registration Statement") under the Securities Act to provide for resale by the Company Stockholders of the shares of Parent Common Stock constituting the Merger Consideration (including the shares held in escrow pursuant to Section 3.8 above) and shall use its Best Efforts to cause such Registration Statement to become effective as promptly as practicable thereafter. The rights and obligations of the Company Stockholders and Parent in respect of the Registration Statement shall be as set forth in the Registration Rights Agreement. Notwithstanding anything herein or in the Registration Rights Agreement, in the event that all of the shares of Parent Common Stock issued to a Company Stockholder can be sold by such Person in a single three month period in accordance with Rule 144 under the Securities Act, Parent shall have no obligation to cause such shares to continue to be registered.

          8.7 Additional Documents and Further Assurances. Each Party hereto, at the request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

          8.8 Tax Free Reorganization. The Parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under Section 368(a)(1)(A) of the code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The Parent Common Stock issued in the Merger will be issued solely in exchange for the Company Capital Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Company Capital Stock. No consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being transferred by Parent for the Company Capital Stock in the Merger. The Parties shall not take a position on any tax return inconsistent with this
Section 8.8 unless there has been a final "determination" (within the meaning of Section 1313(a) of the Code) to the contrary. From and after the Effective Time, neither Parent, Sub nor, the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368 of the Code.

     9.   Conditions to Obligations to Close.

          9.1 Conditions to Parent's and Sub's Obligation to Close. The obligations of Parent and Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a)    Representations and Warranties.

                      (i)   The representations and warranties set forth in
Section 5 above shall be true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date; and

                      (ii) The representations and warranties set forth in Sections 5.2 and 5.3 above shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;

                  (b) Covenants. The Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

                  (c) Consents. The Company shall have procured all of the third party consents specified in Section 5.4 of the Company Disclosure Letter.

                  (d) No Actions. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially the right of Parent to control the Company following the Effective Time, or (D) affect materially the right of Parent or the Company to own the Company's assets (including without limitation its Intellectual Property) and to operate the Company's businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused, or would reasonably be expected to cause, any of the effects under clause (A), (B), (C), or (D) of this Section 9.1(d) to occur.

                  (e) Certificates. The President and the Secretary of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 9.1(a) to 9.1(d) (inclusive) is satisfied in all respects.

                  (f) Governmental Authorizations. The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in

Section 5.4, Section 7.2 or Section 7.8 above or disclosed in a corresponding section in the Company Disclosure Letter.

                  (g) Standard Employee Agreements. The Persons listed on Exhibit G-1 shall each have executed and delivered to Parent Parent's standard form of employee Non-Disclosure, Invention Release and Non-Competition Agreement in substantially the form attached hereto as Exhibit G-2, and such Non-Disclosure, Invention Release and Non-Competition Agreements shall be in full force and effect.

                  (h) Employment Agreements and Offer Letters. The Persons listed on Exhibit D-1 shall each have executed and delivered to Parent an Employment Agreement in substantially the form attached hereto as Exhibit D-2, and the Persons listed on Exhibit D-3 shall have executed and delivered to Parent the Parent standard Offer Letter in the form attached hereto as Exhibit D-4, and such Employment Agreements and Offer Letters shall be in full force and effect.

                  (i) Non-competition Agreements. The Persons listed on Exhibit C-1 shall each have executed and delivered to Parent a Non-competition Agreement in substantially the form attached hereto as Exhibit C-2, and such Non-competition Agreements shall be in full force and effect.

                  (j) Stockholder Certificate. Each Company Stockholder shall have executed and delivered to Parent a Stockholder Certificate in substantially the form attached hereto as Exhibit E.

                  (k) Legal Opinion. Parent shall have received from Heller, Ehrman, White & McAuliffe, counsel to the Company, an opinion in form and substance as set forth in Exhibit H attached hereto, addressed to Parent, and dated as of the Closing Date.

                  (l) Stockholder Vote. This Agreement and the Merger shall have been approved by the vote of the holders of at least 90% of the outstanding Company Capital Stock and holders of not more than 5% of Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger;

                  (m) No Material Adverse Change. There shall not have occurred any material adverse change in the Business Condition of the Company since the Most Recent Fiscal Period End.

                  (n) Resignation of Directors. Each of the directors of the Company shall have resigned.

                  (o) Voting Agreements. The Voting Agreements executed and delivered to Parent on the date hereof by each of the Affiliates of the Company shall remain in full force and effect;

                  (p) Restricted Stock Agreement. Miten Mehta shall have executed and delivered to Parent a Restricted Stock Agreement in substantially the form attached hereto as Exhibit I.

                  (q) Releases. Each officer and director of the Company, and each holder of more than five percent (5%) of the Company's capital stock, shall have executed and delivered a Release in substantially the form attached hereto as Exhibit J.

                  (r) Escrow and Indemnification Agreement. The Company, Prashant Parekh and Escrow Agent shall have executed the Escrow and Indemnification Agreement.

                  (s) Special Purpose Escrow Agreement. The Company, Prashant Parekh and Escrow Agent shall have executed the Special Purpose Escrow Agreement.

                  (t) Employee Waivers. Each of Vlad Karpinsky, Vadim Berko and Vadym Tymchencko shall have executed and delivered a Statement of Waiver in the form attached hereto as Exhibit M, waiving any accelerated vesting triggered by the Contemplated Transactions pursuant to the restricted stock purchase agreements by such persons.

                  (u) Intellectual Property Assignment. The Company and VisualTek shall have executed an Amended and Restated Assignment Agreement, in form and substance reasonably satisfactory to Parent, assigning all right, title and interest in and to all Company Intellectual Property from VisualTek to the Company and amending and restating that certain Assignment Agreement between the Company and VisualTek dated as of July 18, 1999.

                  (v) Contract Assignment. All contracts and agreements to which VisualTek is a party listed on Section 5.16 of the Company Disclosure Letter shall have been duly and exclusively assigned to the Company unless otherwise indicated on the Disclosure Letter, in form and substance reasonably satisfactory to Parent.

                  (w) VisualTek Certificate. VisualTek shall have executed and delivered a certificate to the effect that there are no continuing financial obligations of the Company to VisualTek and releasing all claims against the Company.

                 (x) Employee and Consultant Assignment of Intellectual Property to VisualTek. All employees and consultants of the Company and VisualTek listed on Section 5.14(h) of the Company Disclosure Letter shall have executed a Confidential Information and Invention

Assignment Agreement in the form attached hereto as Exhibit N (the "Confidential Information and Invention Assignment Agreement").

                  (y) Tender of Payment for Deferred Revenues. VisualTek shall have delivered to Parent a check in the amount of the deferred revenue recorded on the Company's Restated Financial Statements which represents unrecognized revenue under the maintenance support agreements listed on Section 5.16(n) of the Company Disclosure Letter.

          Parent may waive any condition (in whole or in part) specified in this
Section 9.1 if it executes a writing so stating at or prior to the Closing.

          9.2 Conditions to the Company's Obligations. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Representations and Warranties. The representations and warranties set forth in Section 6 above shall be true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warrants were made on and as of the Closing Date.

                  (b) Covenants. Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing.

                  (c) No Actions. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect). All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early.

                  (d) Certificate. The President or other duly authorized officer of Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 9.2(a) to 9.2(c) (inclusive) is satisfied in all respects.

                  (e) Legal Opinion. The Company shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to the Company, and dated as of the Closing Date .

                  (f) Nasdaq Listing. The shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

                  (g) Tender of Payment for Final Accounts Payable. Parent shall have delivered to VisualTek a check in the amount of the Final Accounts Payable.

          The Company may waive any condition (in whole or in part) specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

       10. Survival of Representations, Warranties and Covenants; Stockholder Agent; Indemnity.

            10.1 Survival of Representations and Warranties. All covenants of the Company and the Principal Stockholder to be performed prior to the Effective Time, and all representations and warranties of the Company and the Principal Stockholder in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Merger for a period ending one (1) year from the Effective Time of the Merger; provided, however, that the indemnification obligations due to Breaches of the representations and warranties with respect to Taxes shall survive until the expiration of the applicable statute of limitations, if any. All covenants of Parent to be performed prior to the Effective Time, and all representations and warranties of Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

            10.2    Stockholder Agent.

                    (a)     Stockholder Agent; Power of Attorney.

                         (i)  In the event that the Merger is approved by the
Company Stockholders, effective upon such vote, and without any further act of any Company Stockholder, the Stockholder Agent shall be appointed as agent and attorney-in-fact for each Company Stockholder, for and on behalf of each such Principal Stockholder, to give and receive notices and communications, to authorize delivery to (A) Parent of shares from the Escrow Fund in satisfaction of claims by Parent pursuant to the Escrow and Indemnification Agreement or (B) the Company Stockholders of shares from the Employee Escrow Fund pursuant to the Special Purpose Escrow Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Stockholder Agent for the accomplishment of the foregoing. The Stockholder Agent may be changed by the Company Stockholders from time to time upon not less than thirty (30) days' prior written notice to Parent and Escrow Agent; provided that the Stockholder Agent may not be removed unless holders of a two-thirds interest of the Escrow Amount or the Employee Escrow Amount in the Escrow Fund or the Employee Escrow Fund, respectively, agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund or Employee Escrow Fund, as the case may be. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the Stockholder Agent shall constitute notice to or from each of the Company Stockholders.

                         (ii)   The Stockholder Agent shall not be liable for
any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Amount or Employee Escrow Amount was contributed to the Escrow Fund or Employee Escrow Fund, respectively, shall severally indemnify the Stockholder Agent and hold the Stockholder Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Agent and arising out of or in connection with the acceptance or administration of the Stockholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Agent.

               (b) Actions of the Stockholder Agent. A decision, act, consent or instruction of the Stockholder Agent shall constitute a decision of all the Company Stockholders and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of each Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Agent.

          10.3 Third-Party Claims. In the event that Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Agent of such claim, and the Stockholder Agent and the Company Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Stockholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Stockholder Agent has consented to any such settlement, the Stockholder Agent shall have no power or authority to object under any provision of this Agreement or the Escrow and Indemnification Agreement to the amount of any claim by Parent against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

          10.4 Exclusive Remedy. The indemnity set forth in the Escrow and Indemnification Agreement and the Escrow Fund provided for therein shall apply only to Breaches by the Company or the Principal Stockholder of any representation, warranty, covenant or agreement of the Company or the Principal Stockholder contained herein and, except as provided below, resort to the Escrow Fund shall be the exclusive right and remedy of Parent for such Breaches, or for Breaches of any Stockholder Certificate or otherwise under or in connection with this Agreement, once the Closing occurs. Notwithstanding the foregoing, the existence of this the Escrow and Indemnification Agreement and of the rights and restrictions set forth therein do not limit any other potential remedies of Parent with respect to any knowing and intentional or fraudulent actual Breaches of the representations and warranties or covenants of the Company contained in this Agreement or of any Company Stockholder contained in a Stockholder Certificate. In addition, this
Section 10.3 shall not apply if the Merger does not close.

     11.  Termination.

          11.1 Termination of the Agreement. The Parties may terminate this Agreement as provided below:

                    (a) Parent and the Company may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

                    (b) Parent or the Company may terminate this Agreement by written notice if: (i) the Closing has not occurred by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a Breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the Merger or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

                    (c) Parent may terminate this Agreement by written notice if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body, which would (i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of Parent or the Company as a result of the Merger;

                    (d) Parent may terminate this Agreement by written notice if it is not in material Breach of its obligations under this Agreement and there has been a material Breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or any Principal Stockholder and such Breach has not been cured within thirty (30) calendar days after written notice to the Company and the Principal Stockholder; provided, however, that, no cure period shall be required for a Breach which by its nature cannot be cured;

                    (e) the Company may terminate this Agreement by written notice if neither it nor any Principal Stockholder is in material Breach of its obligations under this Agreement and there has been a material Breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent and such Breach has not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a Breach which by its nature cannot be cured;

                    (f) Parent or the Company may terminate this Agreement by written notice if the Company Stockholders shall have taken a final vote on the matters set forth in Section 7.6 hereof, and such matters shall not have been approved by the Company Stockholders; and

                    (g) Parent may terminate this Agreement by written notice if an event having a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

                    (h) The Company may terminate this Agreement by written notice if an event having a Material Adverse Effect on Parent shall have occurred after the date of this Agreement.

          11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in Breach); provided that each Party shall remain liable for any willful Breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Sections 8.3 (confidentiality), 11.3 (termination fees and other events) and 12 (miscellaneous) shall survive termination.

          11.3      Termination Fees and other Events.

                    (a) The Company shall pay to Parent a termination fee of $1,250,000, plus Expenses payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, Parent is not in material Breach of its obligations under this Agreement, and one or more of the following events has occurred:

                        (i) the Company or the Principal Stockholder has willfully and materially Breached any representation, warranty, covenant or agreement contained in this Agreement; or

                        (ii) the Board of Directors of the Company shall have failed to unanimously recommend, shall have changed its unanimous recommendation concerning the Merger and the Contemplated Transactions, or shall have recommended an alternative Acquisition Proposal, or shall have disclosed, in any manner, its intention not to unanimously recommend, to change its unanimous recommendation to stockholders concerning the Merger or to recommend an Alternative Proposal; or

                        (iii) the Company Stockholders shall have failed to approve the Contemplated Transactions.

               (b) Parent shall pay to the Company a termination fee of $1,250,000 (the "InfoSpace Termination Fee"), plus Expenses, payable in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available), in the event, and only in the event, that the Closing does not occur, this Agreement is terminated, the Company is not in material Breach of its obligations under this Agreement, and Parent has willfully and materially Breached any representation, warranty, covenant or agreement contained in this Agreement. Parent will deposit the InfoSpace Termination Fee into a third-party escrow account to secure any required payment pursuant to this Section 11.3(b). The InfoSpace Termination Fee will be returned to Parent at Closing.

               (c) For purposes of this Section "Expenses" shall mean the amount of any documented out-of-pocket expenses incurred by a Party and its Affiliates in connection with the negotiation and preparation of this Agreement and any other ancillary agreements executed and delivered in connection with the transactions contemplated hereby and thereby and its due diligence review (including fees of counsel and accountants) up to the date of termination of this Agreement.

               (d) The Company, the Principal Stockholder and Parent each acknowledge and agree that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 11.3, if any Party fails to pay the other Party any fees or expenses due under this Section
11.3 within the time required under this Agreement or, if no time period is specified, within five business days of the event giving rise to the payment of such fees and expenses, in addition to any other amounts paid or payable pursuant to this Agreement, the delinquent Party shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Chase Manhattan Bank from the date on which such fees and expenses were required to be paid.

               (e) The Parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by non-terminating Party if a Party were to terminate this Agreement as contemplated by paragraph (a) or (b). It is understood and agreed by the Parties that if the non-terminating Party shall be damaged by such a termination, (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) the termination fee is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (iii) the termination fee represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such a termination, and shall be the sole and exclusive measure of damages with respect to any such termination. Once such liquidated damages have been paid in accordance with the provisions of this Agreement, the terminating Party and its

Affiliates shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages.

     12.   Miscellaneous

           12.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use its Best Efforts to advise the Company prior to making the disclosure). In furtherance of the foregoing sentence, the Parties agree and acknowledge that Parent will issue a press release following the execution and delivery of this Agreement by the Parties.

           12.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns.

           12.3 Entire Agreement and Modification. This Agreement (including the exhibits hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement may not be amended except by a written agreement executed by all Parties.

           12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

           12.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

           12.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

           12.7 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five
(5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

If to Parent:

     InfoSpace.com, Inc.
     15373 NE 90th Street
     Redmond, Washington 98052
     Attention:  Ellen B. Alben
     Facsimile:  425-883-9110

Copy to:

     Wilson Sonsini Goodrich & Rosati
     Professional Corporation
     650 Page Mill Rd.
     Palo Alto, CA 94304
     Attention:  Barry Taylor
     Facsimile: 650-493-9300

If to the Company:

     eComLive.com, Inc.
     47225 Fremont Blvd.
     Fremont, California 94538
     Attention:  Prashant Parekh
     Facsimile:

Copy to:

     Heller, Ehrman, White & McAuliffe
     525 University Avenue
     Palo Alto, California 94301
     Attention:  Richard A. Peers
     Facsimile:  (650) 324-0638

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days' advance written notice to the other Parties pursuant to the provisions above.

           12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

           12.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement (other than matters subject to arbitration pursuant to the terms of this Agreement or the other agreements delivered by the Parties pursuant hereto) shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Washington. The Parties hereby consent to the jurisdiction of the Courts of the State of Washington and the United States District Court of the Western District of Washington and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

           12.10 Waivers. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

           12.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

           12.12 Expenses. Each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. In the event the Merger is consummated, Parent will bear the costs and expenses (including accounting and legal fees and expenses) of the Company incurred in connection with this Agreement and the transactions contemplated thereby, up to a maximum of $75,000; any costs or expenses in excess of such amount shall be borne by the Company Stockholders in proportion to the amount of Merger Consideration received.

           12.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

           12.14 Company Disclosure Letter.

                 (a) The disclosures in the Company Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                 (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

           12.15 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing Party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

           12.16 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

           12.17 Time of Essence . With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on of the date first above written.


     Parent:                         INFOSPACE.COM, INC.


                                     By:  /s/ Naveen Jain
                                         -------------------------------
                                     Name:   Naveen Jain
                                           -----------------------------
                                     Title:  Chief Executive Officer
                                            ----------------------------


     Company:                        ECOMLIVE.COM, INC.

                                     By:   /s/ Prashant Parekh
                                         -------------------------------
                                     Name:  Prashant Parekh
                                           -----------------------------
                                     Title:  President and CEO
                                            ----------------------------


     Principal Stockholder:          /s/ Prashant Parekh
                                     -----------------------------------
                                     Prashant Parekh


     Sub:                            LIVEWIRE ACQUISITION
                                     CORPORATION

                                     By: /s/ Naveen Jain
                                        -------------------------------
                                     Name:   Naveen Jain
                                           ----------------------------
                                     Title:  Chief Executive Officer
                                            ---------------------------



             [AGREEMENT AND PLAN OF REORGANIZATION SIGNATURE PAGE]